Exhibit 1

SUMMARY SCHEDULE OF FUNDED DEBT AT DECEMBER 31, 2016

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
U.S. dollars	11	1 – 5.125	2017-2021	9,150	7,377	8,680
Australian dollars	6	4.75 – 6	2020-2024	800	555	548
Swiss francs	2	1 – 3.375	2020-2023	400	291	372
Euros	19	0.375 – 3.000	2018-2035	7,962	7,962	8,056
Pounds sterling	7	1.125 – 1.875	2018-2019	1,300	1,672	1,518
Japanese yen	1	1.875	2018	5,000	30	41
New Zealand dollars	2	7.5	2018	150	74	99

Total	48					19,315

(1)	The equivalent in EUR is computed using the exchange rate at trade date.
(2)	The equivalent in EUR is computed using the exchange rate at December 31, 2016.

SCHEDULE OF ANNUAL AMORTIZATION OF FUNDED DEBT OUTSTANDING AT DECEMBER 31, 2016

(IN MILLIONS OF EUR(1))

Currency	2017	2018	2019	2020	2021	2022 and after	Total
U.S. dollars	2,988	2,372	1,423	949	949	0	8,680
Australian dollars	—	—	—	343	—	206	548
Swiss francs	—	—	—	163	—	210	372
Euros	—	1,626	212	1,000	1,000	4,218	8,056
Pounds sterling	—	701	818	—	—	—	1,518
Japanese yen	—	41	—	—	—	—	41
New Zealand dollars	—	99	—	—	—	—	99

Total	2,988	4,838	2,452	2,454	1,949	4,634	19,315

(1)	The equivalent in EUR is computed using the exchange rate at December 31, 2016.